UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to
Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):

October 30, 2012

IRONWOOD PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34620	04-3404176
(State of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification Number)

301 Binney Street Cambridge, Massachusetts	02142
(Address of principal	(Zip code)
executive offices)

(617) 621-7722

Registrant’s telephone number,
including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On October 30, 2012, Ironwood Pharmaceuticals, Inc. (“Ironwood”) and BMR-Rogers Street LLC (the “Landlord”) entered into a Seventh Amendment to Lease (the “Amendment”).  Ironwood and the Landlord are parties to a Lease dated as of January 12, 2007, as previously amended on April 9, 2009, February 9, 2010, July 1, 2010, February 3, 2011, October 18, 2011 and July 19, 2012 (the “Lease”), under which Ironwood leases office and laboratory space at 301 Binney Street, Cambridge, Massachusetts (the “Facility”) from the Landlord.

The Amendment provides that, among other things, as of October 30, 2012, Ironwood leases from the Landlord an additional 93,000 rentable square feet of the Facility. Ironwood will occupy the additional space in four stages of approximately 23,250 square feet per stage. Ironwood will pay Landlord rent for each stage beginning no later than December 1, 2013, June 1, 2014, June 1, 2015 and June 1, 2016, respectively; however, Ironwood may occupy, and therefore pay rent for, each of the four stages at any time before these dates.  The initial rent for the additional space will be $43.00 per rentable square foot per year, and such rent will increase annually by $0.50 per rentable square foot.

The Amendment also extends the term of the entire Lease by 24 months, with an expiration date of January 31, 2018.  Ironwood will continue to pay for its utility services in the Facility.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above in Item 1.01 of this Current Report on Form 8-K regarding the Lease and the Amendment is incorporated into this Item 2.03 by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ironwood Pharmaceuticals, Inc.

Dated: October 31, 2012	By:	/s/ Halley E. Gilbert
		Name:	Halley E. Gilbert
		Title:	Vice President and General Counsel